Exhibit 99.3

FINAL TRANSCRIPT

VDSI - Q3 2010 VASCO Data Security International Earnings Conference Call

Event Date/Time: Oct. 26. 2010 / 2:00PM GMT

CORPORATE PARTICIPANTS

T. Kendall Hunt

VASCO Data Security International, Inc. - Founder, Chairman and CEO

Jan Valcke

VASCO Data Security International, Inc. - President and COO

Cliff Bown

VASCO Data Security International, Inc. - EVP and CFO

CONFERENCE CALL PARTICIPANTS

Andrew Abrams

Avian Securities - Analyst

Joe Maxa

Dougherty - Analyst

Daniel Ives

Friedman, Billings, Ramsey Group - Analyst

Fred Ziegel

Blue Water Capital Markets - Analyst

Scott Zeller

Needham - Analyst

Ignatius Njoku

Jefferies - Analyst

Josh Goldberg

G2 Investment Partners - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to VASCO Data Security International Q3 earnings conference call. During the presentation all participants will be in a listen-only mode. Afterwards we will conduct a question-and-answer session.

(Operator Instructions)

I would now like to turn the conference over to T. Kendall Hunt, Chairman, Founder and CEO. Please go ahead, sir.

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

Thank you, operator. Good morning everyone. And for those listening in from Europe, good afternoon; and from Asia, good evening. My name is Ken Hunt. I am the Chairman, Founder and CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President and Chief Operating Officer; and Cliff Bown, our EVP and Chief Financial Officer.

Before we begin the conference call, I need to brief all of you on forward-looking statements.

Statements made in this conference call that relate to future plans, events or performances, are forward-looking statements. Any statement containing words such as believes, anticipates, plans, expects, and similar words, is forward-looking; and these statements involve risk and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. I direct your attention to the company’s filings with the US Securities and Exchange Commission for a discussion of such risks and uncertainties in this regard.

Today we are going to review the results for the third quarter of 2010. As always, we will host a question-and-answer session after the conclusion of management’s prepared remarks. If possible I would like to budget one hour total for this conference call. You can limit your questions to one or two, it would be appreciated.

Revenues for Q3 were $26.3 million, an increase of 19% compared to third quarter 2009. Revenues reflected strong growth in both banking and enterprise and application security. Our revenues from our banking market increased 20% over Q3 2009. Revenues from our enterprise and application security markets increased 17% over Q3 2009.

Q3 2010 was our 31st consecutive positive quarter in terms of operating income.

Our gross profit for the quarter was 71% of revenue, and our operating income was 10% of revenue. Our business mix between banking — which provides higher volume, lower margin — and non-banking — which provides lower volume, higher margin — resulted in continuing healthy gross margin of 70% for the first nine months of 2010.

Non-banking revenue was 24% in Q3 and 28% for the first nine months of 2010. This compares to 25% in Q3 a year ago and 27% for the first nine months of 2009.

Also contributing to the healthy gross margin was the growth of our non-hardware revenue, which was 26% versus 24% in Q3, and 25% versus 23% year-to-date, compared to the same periods a year ago.

During the quarter we sold an additional 387 new accounts, including 50 new banks and 337 new enterprise and application security customers. This technical difficulty compares to the third quarter a year ago in which we sold 350 new accounts, including 56 banks and 294 enterprise and application security customers. We now have over 10,000 customers, including more than 1500 banks, in more than 100 countries. Although management considers the number of new customers as an indicator of the momentum of our business and effectiveness of our distribution channel, the number of new customers is not indicative of future revenue.

During the third quarter of 2010 our cash and our working capital increased 14% and 10%, respectively, compared with our balances at the end of the second quarter. At September 30, 2010, our net cash balance was approximately $86.4 million. We had approximately $92.3 million of working capital. This strong cash balance gives us the flexibility to invest in our growth now that the economy seems to be improving.

In past quarters we told you that our banking business was recovering. We also told you that the number of RFPs was growing. These RFPs are now materializing into firm orders. Our order intake from the banking business is now growing quickly. As demonstrated by our Q3 2010 earnings report, the recovery of the financial vertical is beginning to result in improved financial performance for our company.

The confidence that we communicated in past quarterly earnings calls is, we believe, being justified today. We firmly believe that the banking market will contribute to strong growth in 2011. We also believe VASCO’s banking and enterprise and application security businesses are evolving back to normal.

Looking back, we can say that VASCO is a much stronger and robust company now than it was before the financial and economic crisis began. We have several healthy sources of revenue from different markets, both vertical and geographic. We believe that there will be strong, steady growth going forward.

As we’ve stated before, our traditional banking market is in recovery. Manufacturing challenges such as scarcity of parts due to general ramp-up in the recovering electronics industry still exist and may cause delays in delivery. Nevertheless, we believe that VASCO is prepared to overcome these challenges due to our know-how and experience related to large-volume hardware production and assembly. We believe this situation affects all of our competitors and may even turn into a competitive advantage for VASCO.

We are particularly proud that we can deliver positive short-term results again while investing heavily in the longer term.

During our Q1 earnings call on February 11 of this year we introduced our strategic plans for DIGIPASS as a Service, our cloud-based authentication platform. Today I’m happy to inform you that we are finalizing our DIGIPASS as a Service platform, and very soon we will announce the first phase of this new service offering. So stay tuned.

At this time I would like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer. Jan?

Jan Valcke - VASCO Data Security International, Inc. - President and COO

Thank you, Ken.

Ladies and gentlemen, we are proud to announce that the recovery of our core business is materializing.

With regards to our banking markets, there is a global improvement of the situation both in markets touched and untouched by the financial crisis in 2008 and 2009.

Last year we experienced that many large deployments of strong authentication in the financial sector were frozen or delayed. From the end of 2009 onwards, we noticed a higher activity in the requests for proposal all over the world. Logically it takes a number of quarters before such RFPs are turning into orders, deliveries and revenue.

The third quarter is the first quarter of 2010 that is materially affected by this come-back of the bank banking business.

Although this recovery is still somewhat slow in countries hurt by the financial crisis, we strongly believe that VASCO has overcome the fallout of this financial crisis. Order intake was strong from our banking market in Q3. Evidence of this increase in order intake was reflected in the Q3 revenue. In addition, we have a strong backlog for deliveries in the fourth quarter and for 2011.

Our non-banking business is growing steadily. The enterprise and application security markets are going strong, despite the traditional seasonality due to the holiday period in Q3. With the imminent introduction of DIGIPASS as a Service, as described by Ken, we are well armed to tackle applications in vertical markets previously out of our reach.

During this third quarter we kept reinforcing our product offering by adding wireless functionalities to our IDENTIKEY core authentication server. We also introduced multi OTP functionality to our DIGIPASS client authentication products. And last but not least, we launched the DIGIPASS 831, an unconnected smart card reader with replaceable batteries, a larger display and improved user interface.

We will keep investing strongly in our product portfolio in order to maintain and strengthen our market leadership position in the authentication sector.

The fact that we’ve kept investing in VASCO’s people, offices, products and markets during the past crisis period will help us to speed up our growth, now the environment looks more positive. We are convinced that our continued investment will translate into our future results. This approach is, in my opinion, the right way to create long-term shareholder value.

Our investments in people are well on track. At the beginning of this year we announced that we would hire 60 additional employees to support VASCO’s future growth. Many of those new recruits are already onboard and are getting up to speed in order to contribute to VASCO’s future success.

As a conclusion, I would like to thank VASCO’s people for their efforts to keep VASCO successful and profitable throughout this crisis. It seems like we have weathered the storm. We are convinced that we have started a new chapter in VASCO’s success story.

Thank you.

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

Thank you Jan. At this time I would like to introduce Cliff Bown, VASCO’s EVP and Chief Financial Officer. Cliff?

Cliff Bown - VASCO Data Security International, Inc. - EVP and CFO

Thanks Ken, and welcome to everyone on the call.

As noted earlier by Ken, revenues for the third quarter of 2010 were $26.3 million, an increase of $4.2 million or 19% from the third quarter of 2009. For the first nine months revenues were $75 million, an increase of $5.2 million or 7% from the comparable period in 2009. The increase in revenue from the third quarter and first nine months reflected an increase in revenues from both the banking market and the enterprise and application security market. Revenues from the banking market increased 20% for the third quarter and 7% for the first nine months of 2010 when compared to the same periods in 2009. Revenues from the enterprise and application security market increased 17% for the third quarter and 9% for the first nine months of 2010 when compared to the same periods in 2009.

It should also be noted that the comparison of revenues was impacted by changes in the exchange rates of the Euro and the Australian dollar to the US dollar. We estimate that revenues in the third quarter were $1.2 million and $800,000 lower for the first nine months of 2010, respectively, than they would have been had the exchange rate in 2010 been the same as in 2009.

The percentage of total revenue coming from the enterprise and application security market decreased 1 percentage point for the third quarter of 2010 and increased 1 percentage point for the first nine months of 2010 when compared to the same periods in 2009. Revenues from the enterprise and application security market were 24% of total revenue for the third quarter, and 28% of total revenue for the first nine months of 2010.

For the third quarter and first nine months of 2010, the percentage of revenues coming from Europe has declined when compared to the same periods in 2009. The third quarter of 2010, the geographic distribution of our revenue was approximately 69% from Europe, 9% from the United States, 11% from Asia, and the remaining 11% from other countries. In the third quarter of 2009, approximately 77% of our revenue was from Europe, 9% from the United States, 6% from Asia, and the remaining 8% was from other countries. For the first nine months of 2010, the geographic distribution of our revenue was approximately 68% from Europe, 9% from the US, 9% from Asia, and the remaining 14% from other countries. For the first nine months of 2009, approximately 73% of their revenue was from Europe, 6% from the United States, 9% from Asia, and the remaining 12% from other countries.

Gross profit as a percentage of revenue for the third quarter and first nine months of 2010 was approximately 71% and 70%, respectively. In 2009 gross profit as a percentage of revenue was 70% in both the third quarter and nine month period ended September 30.

The increase in gross profit as a percentage of revenue for the third quarter of 2010 compared to 2009 primarily reflects a favorable change in the mix of products sold.

The mix of products sold in the third quarter and first nine months of 2010 reflected an increase in non-hardware revenue as a percentage of total revenue, and a decrease in card readers sold as a percentage of total revenue, when compared to the same periods in 2009.

Our non-hardware revenues were 26% and 25% of revenue for the quarter and first nine months ended 2010, respectively, and compares to 24% and 23% of total revenue for the quarter and first nine months of 2009. Revenues from card readers were 15% of our revenue from both the third quarter and first nine months of 2010, and compares to 19% and 18% for the third quarter and first nine months of 2009, respectively. As noted on previous calls, our card-reader product line has lower margins due to the competitive pricing pressures.

Operating expenses for the third quarter of 2010 were $16 million, an increase of $2.6 million or 19% from the third quarter of 2009, and operating expenses for the first nine months of 2010 were $47.9 million, an increase of $7.1 million or 17% from the same period in 2009.

Operating expenses for the third quarter and first nine months of 2010 included $0.8 million and $1.9 million, respectively, of expense related to stock-based incentive plans. Operating expenses related to stock-based incentive plans for 2010 were $0.3 million and $2.7 million higher than the comparable periods in 2009. For the first nine months of 2009, operating expenses reflected a benefit of $0.8 million, including the reversal in the first quarter of 2009 of $2 million related to the reversal of accruals for long-term, performance-based incentive awards, where it was determined that the targeted performance would not be achieved. It should also be noted that the comparison of operating expenses in the third quarter of 2010 to 2009 was positively impacted by the stronger US dollar in 2010. We estimate that expenses were $1.2 million and $0.7 million lower for the third quarter and first nine months of 2010, respectively, than they would have been had the exchange rates in 2010 been the same as in 2009.

For the third quarter, including the benefit of currency, operating expenses increased $706,000 or 10% in sales and marketing, increased $524,000 or 19% in research and development, and increased by $1.4 million or 37% in general and administrative, when compared to the third quarter in 2009. The increase in sales and marketing expense reflected — primarily reflected an increase in compensation expenses related to increased headcount, increased marketing expenses, and increased travel costs, partially offset by the benefits of a change in the exchange rates. The increase in research and development expenses primarily reflected increased compensation expenses related to an increase in headcount, partially offset by the benefit of the change in exchange rate. And the increase in general and administrative expense primarily reflected increased compensation expenses related to an increase in headcount and higher professional fees, partially offset by the benefits of change in exchange rates.

For the first nine months of 2010, including the benefit of currency, operating expenses increased by $1.3 million or 6% in sales and marketing, $1.7 million or 20% in research and development, and $4.2 million or 40% in general and administrative, when compared to the same period in 2009. In addition to the reasons noted for the changes in the third quarter, the increases in expense reflected the benefit from the reduction in stock-based incentive plan compensation expense recorded in the first nine months of 2009, as previously mentioned, and an increase in recruiting expenses, and an increase in our provision for uncollectible accounts receivable.

Operating income for the third quarter of 2010 was $2.5 million, an increase of $548,000 or 28% from the $2 million reported in the third quarter of 2009. And for the first nine months, operating income was $4.8 million in 2010, an decrease of $3.2 million or 40% from the $8 million reported in 2009.

Operating income as a percentage of revenue, or operating margin, was 10% for the third quarter and 6% for the first nine months of 2010. And in 2009 our operating margins were 9% for the quarter and 12% for the first nine months.

The company reported income tax expense of $867,000 for the third quarter, and $1.5 million for the first nine months of 2010. The effective rate was 28% for the third quarter and 27% for the first nine months of 2010.

For 2009 the company reported income tax expense of $1 million for the third quarter and $2.9 million for the first nine months. The effective rate reported in 2009 was 40% for the third quarter and 29% for the nine-month period ended September 30.

The effective rates for both 2009 — ‘10 and 2009 reflect our estimate of full-year tax rate at the end of the third quarter in each period. The decrease in the tax rate in the first nine months of 2010 compared to 2009 is primarily attributable to an increase in our estimates of pretax income at the end of the third quarter of 2010 compared to 2009. As you may recall, we reduced our full-year 2009 tax rate to 22.6% in the fourth quarter of 2009, as earnings in the fourth quarter of 2009 were higher than we had projected at the end of the third quarter of 2009. In addition, the rate for the first nine months of 2010 included the benefit of $282,000 of discrete items related to adjustment of prior-year tax provisions. Under our current structure, our effective tax rate will be very sensitive to the level of pretax income. As pretax income increases, we expect that the effective rate will decline. As pretax income decreases, the effective rate will increase.

Earnings before interest, taxes, depreciation and amortization — or operating cash flow, if you will — was $3.6 million for the third quarter and $7.3 million for the first nine months of 2010. EBITDA was $241,000 or 7% higher in the third quarter, and $4.5 million or 38% lower than the first nine months of 2009.

The makeup of our work force at September 30, 2010 was 329 people worldwide, with 172 in sales, marketing and customer support; 104 in research and development; and 53 in general and administrative. The average headcount for the third quarter of 2010 was 30 persons or 10% higher than the average headcount in the third quarter of 2009. The average headcount for the first nine months of 2010 was 11 persons or 4% higher than the average headcount in the same periods of 2009.

Our balance sheet continued to show strong cash and working capital balances throughout the third quarter of 2010. As of September 30, 2010, our net cash was $86.4 million, an increase of $10.4 million or 14% from the $76 million at June 30, 2010, and an increase of $18.8 million or 28% from $67.6 million at December 31, 2009.

As of September 30, 2010, our working capital balance was $92.3 million, an increase of $8.2 million or 10%, from $84 million at June 30, 2010, and an increase of $4.7 million or 5% from $87.6 million at September 31st, 2009.

We had no debt outstanding during the quarter.

Finally, our days sales outstanding in receivables decreased to [60] days as of September 30, 2010, from 71 days at June 30, 2010, and from 88 days at December 31, 2009.

Thank you for your attention. I’d like to now turn the meeting back to Ken.

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

Thank you Cliff.

We believe our business is not only improving but is returning to a strong growth pattern which will be more predictable in the future. Our decision to continue investing in our business during the tough economic times we believe will serve us well going forward. For example, we now have local VASCO staff in evolving markets which promise incremental growth opportunities. We’ve also introduced many new products and will soon launch the new DIGIPASS as a Service platform. Because of this investment strategy during difficult times, we are a stronger company and more competitive than ever.

Now guidance — we reaffirm the guidance that we announced at our last conference call.

First, we expect that full-year 2010 revenue will grow from 5% to 10% over full-year 2009.

Second, we believe that full-year 2010 operating income will be in a range between 5% to 10% of revenue.

This guidance reflects the company’s strategy to continue its aggressive growth by investing in its people, our newly announced DIGIPASS as a Service, and the infrastructure necessary for long-term profitability. It also reflects our continued evolution to a more software-centric company with a focus on recurring revenues.

This concludes our presentations today, and we will now open the call for questions. As I mentioned earlier, as a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions, please get back into the queue.

Operator?

QUESTIONS AND ANSWERS

Operator

Thank you. (Operator Instructions)

Andrew Abrams, Avian Securities.

Andrew Abrams - Avian Securities - Analyst

I just wanted to check a couple of small things. Card readers — are you expecting card readers to stay kind of at the level they were this quarter? Or was this sort of just a one-shot quarter that they came down? Is there some level that you can kind of predict they’re going to be running at? Or is this just kind of an up and down as we’ve gotten before?

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

Jan, why don’t you address that question?

Jan Valcke - VASCO Data Security International, Inc. - President and COO

Okay, thank you. Well, we are of course a strong authentication company, and we see some facts in the markets. We see that banks, for instance, but also other corporations, are going more and more to electronic signature and digital signature solutions. That’s the first fact. The second fact is that sometimes solutions used with card readers, certainly when they are unconnected, are not so secure than if for other solutions. So as a conclusion we should say, if you take the commodity card readers, probably we will stay at the same level we are now. Probably we will see an increase in higher-priced, higher-margin connected readers with more capabilities and more software and more other products that can issue electronic and digital signatures. So does that give you — and answer your question?

Andrew Abrams - Avian Securities - Analyst

Yes (multiple speakers) The only clarification that I’m looking for would be, if in fact you’re talking about the high end of the card reader business, the margins on that product would be higher, I’m assuming, than the low end that you’ve talked about. And you’ve never — at least not that I remember — broken out those two categories. So would this be a positive to your margins, despite the fact that they are card readers, per se, which tend to be lower margins?

Jan Valcke - VASCO Data Security International, Inc. - President and COO

Yes, we see — well, we talk rather about commodity products. Commodity products are products that only do user authentication or have less capabilities than these high end readers or these high end tokens or the software oriented. So, yes.

Andrew Abrams - Avian Securities - Analyst

And as a follow-up, just a question on OpEx — maybe my estimates were a little on the high side, but it looks like you guys came in a little lower on OpEx side than I would have expected.

Are you getting pretty far through your spend pattern for the year? Or was my estimate just a little on the high side?

Cliff Bown - VASCO Data Security International, Inc. - EVP and CFO

Well, I think your estimates may not have reflected fully the impact of the holiday season in Europe for Q3. So there’s a seasonal effect on our OpEx as well as there is on our revenue. And what happens is, a lot of our folks take vacations in Europe, and we charge those expenses against accrued vacation liabilities, rather than going to the P&L.

So as you look forward, I would anticipate that our OpEx in Q4 would step up substantially over what our Q3 levels were.

Andrew Abrams - Avian Securities - Analyst

Got you. Thank you, that’s very helpful. Also just — the DIGIPASS as a Service — when this comes out — and I’m assuming that this is going to take a little while before it starts to build up to something appreciable, but I’m assuming that all of this is going to show up as kind of long-term revenue, meaning deferred revenue, as it matures? Or are you actually selling a physical product that has a hardened value?

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

Well, it is a service, but we also have the ability to include the physical DIGIPASS token as well as the DIGIPASS for Mobile, which is software. But you can expect that most of the revenue most likely will be of a subscription nature and will be invoiced. And revenue occurring as we collect monies.

Andrew Abrams - Avian Securities - Analyst

Got it, thank you.

Operator

Joe Maxa, Dougherty & Company.

Joe Maxa - Dougherty - Analyst

Thank you. Ken, I just wanted to ask a little bit more about — you mentioned potential manufacturing challenges. Were you — are you seeing any issues now that could delay some of your orders into — push out into Q1 from Q4? Is that what we should be thinking about? Secondly, along the same line, given your increased visibility and it looks like more backlog, are you expecting a little more smoothing of the seasonality from Q4 to Q1?

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

Well, as far as many manufacturing is concerned, I think we’ve reported before that with the recovery of the electronics industry there has been a lot more manufacturing going on in China, which is the site of our three manufacturing partners. And a lot of the component parts were in scarce supply, and so we’ve had to manage as well as we can. So I think that some of the orders that we’ve gotten we could’ve delivered in Q4 if we had enough components. So I think by definition that is probably going to smooth things out a bit. What was your question about backlog?

Joe Maxa - Dougherty - Analyst

Well, I was just — I was looking at the increased confidence in the revenue and the backlog with these RFPs turning into long-term orders. If that —

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

Yes.

Joe Maxa - Dougherty - Analyst

— would suggest that Q1 would be maybe less seasonal than in the past, maybe more of a smoothing from Q4 to Q1? Or would you still expect to see your typical seasonality?

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

I would expect the typical seasonality, Joe. You know, there are anomalies. The third quarter that we’ve just closed was actually up about 6% over the second quarter, which is a bit unusual. But generally speaking the seasonality that we’ve talked about in the past is the way to look at it. So we would expect that the first quarter would be down compared to the fourth quarter.

Joe Maxa - Dougherty - Analyst

Right, right. Cliff, a question for you on the tax rate. Did you — did I get it correct that you are expecting the full year effective tax rate to be 27%?

Cliff Bown - VASCO Data Security International, Inc. - EVP and CFO

No, that’s the blended rate at this point in time, Joe. The full-year rate we expect to be 32%, excluding the impact of the discrete items. Then the discrete items are reducing the tax rate about $280,000. So full-year pretax earnings times about 32%, less the $282,000 for the discrete items should get you to the right tax rate for full year.

Joe Maxa - Dougherty - Analyst

The 282, that was basis points?

Cliff Bown - VASCO Data Security International, Inc. - EVP and CFO

No, that was dollars. Absolute dollars. And those are resulting from filing of tax returns in various jurisdictions and truing up the estimates that we recorded in those periods versus the actual tax returns filed.

Joe Maxa - Dougherty - Analyst

Okay. So you are expecting your effective tax rate in Q4 to be up from Q3?

Cliff Bown - VASCO Data Security International, Inc. - EVP and CFO

Yes.

Joe Maxa - Dougherty - Analyst

Thank you.

Cliff Bown - VASCO Data Security International, Inc. - EVP and CFO

In Q3 we had a reduction in tax rate because we revised our full-year tax rate down from 35% down to 32%, excluding the discrete items (multiple speakers)

Joe Maxa - Dougherty - Analyst

Okay, got it.

Cliff Bown - VASCO Data Security International, Inc. - EVP and CFO

You’ll have the cumulative effect of that adjustment in Q3.

Joe Maxa - Dougherty - Analyst

Okay, I understand. Okay, thank you very much.

Operator

Daniel Ives, FBR.

Daniel Ives - Friedman, Billings, Ramsey Group - Analyst

Yes. Just more of a strategic view. How — when you look at your business, you are seeing it is becoming a bit more predictable, and obviously if that was — especially a few years ago you probably had one of the most predictable business out there. What is it specifically that gives you confidence that we are not going to hit another speed bump? I mean, obviously there’s underlying metrics that you guys are seeing. Can you just talk to that from a high level as to what gives you confidence going into fiscal ‘11 it’s going to be a bit more predictable?

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

Well, the comment is based upon purchase orders that are coming in as a result of the RFPs reaching maturity and the customers deciding on the vendor. And when they decide on VASCO, they typically give us a purchase order that is good for six months to 12 months and with a schedule of deliveries. So we have good visibility. And as more and more of these larger RFPs reach maturity and the POs are issued to VASCO, we can start looking out six to 12 months. That’s the visibility and the predictability that I’m talking about. If there were to become another economic downturn or crisis in two years or three years, then we would have to adjust and face whatever the outcome is there.

But when I talk about — and Jan and Cliff and I talk about visibility, it has to do with backlog. It has to do with firm backlog, orders that we’ve gotten from the customers and scheduled for production or deliveries over that period of time.

Daniel Ives - Friedman, Billings, Ramsey Group - Analyst

Got it, thanks.

Operator

Fred Ziegel, Blue Water Capital Markets.

Fred Ziegel - Blue Water Capital Markets - Analyst

Good morning, everybody. A couple of questions. I guess one to you, Ken, and maybe one to Jan. On the DIGIPASS as a Service, you mentioned this gives you the ability to reach out to markets that heretofore you’ve probably not been certainly physically located in. Can you talk at this point about the strategy, specifically on the marketing front, to create some noise? And then the second question, for Jan, is what are you seeing in terms of a shift — if there is one — to mobile platforms for running OTP?

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

All right, well back to your question about DIGIPASS as a Service, this is going to be a multiphase rollout, first of all. So we are targeting certain markets. The first and most obvious that we are going after, that is our focus, is B2B. And in that case we are talking about SaaS vendors that are doing business every day with their customers in providing some kind of a service or a product, and many of these SaaS vendors don’t want to be in the security business, don’t want to install anybody’s authentication platform themselves. They want to be in the B2B business. So we are going to be offering some of these “in the cloud” businesses the opportunity to provide strong authentication for their business clients. So that’s phase 1. Phase 2 will be more for B2E — business to employees — and that would be for applications that the company, the enterprise, has outsourced and is making their employees available for these outsourced services. Then the third phase would be true B2C. And that will be — again, these three phases will be over a period of time. The first phase will be a very targeted phase with e-mail and promotion and white papers and WebEx’s and webinars and “meet VASCO” and everything you can imagine to identify good prospects and convert them to customers. Jan, do you want to go ahead and answer the shift to mobile, the opportunity for mobile?

Jan Valcke - VASCO Data Security International, Inc. - President and COO

Yes. Well, there is a demand for doing authentication on mobile platforms. This is not so much a shift, it’s more an add-on where people are using more and more mobile platforms together with their PCs. Now, there are different ways to do strong authentication. As I mentioned before, there is more a shift today from only user authentication also that have no electronic and also digital signature capabilities. And there are different ways to do that on a platform. There is of course the traditional way with traditional DIGIPASS. This is still the way that most of the banks, most of the corporations are using. There are software products that are available for — software DIGIPASS’s that are available for those mobile platforms. We have them in all forms and all costs, and on all operating systems they’re available. There is in most of the regions the SIM card, the smart card that can be used where we have solutions for it. So — and there are other ways to doing it in the future. So I believe we can say that VASCO is really ahead of it. If you look at competition, we are very strong in that field, and we are ready to serve our customers on whatever way they want to use their mobile platforms.

Fred Ziegel - Blue Water Capital Markets - Analyst

Okay, one last question — and this may be a little bit too early — but have you seen anything coming out of the VeriSign authentication acquisition by Symantec, either good, bad or indifferent?

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

Well, Fred, you probably know that we were partners with VeriSign and actually provided our DIGIPASS’s for their platform. We continue to be their partner, even though they are now a part of Symantec. Symantec in some areas of the world we do partner through distribution, we package their antivirus with our DIGIPASS Pack. So we see many opportunities to continue to work with VeriSign and many opportunities to partner with Symantec.

Fred Ziegel - Blue Water Capital Markets - Analyst

Okay. Thanks.

Operator

(Operator Instructions) Scott Zeller, Needham & Company.

Scott Zeller - Needham - Analyst

Thank you. Regarding the guidance, Ken, it sounds from your commentary that visibility is improving. We’ve heard that the RFPs you mentioned in previous calls are now actually converting into orders. Could you tell us why the guidance was not changed for the full year then, despite the increased visibility?

Cliff Bown - VASCO Data Security International, Inc. - EVP and CFO

Actually, Scott, if I can help you a little bit with that question, Ken alluded to potential production problems, shortage of component parts, earlier. We factored that into our full-year estimates. The second factor we’re looking at is that the fourth quarter of last year was a very strong quarter. When you compare fourth quarter of 2009 to two thousand — or third quarter of 2009, we had a 27% sequential growth in revenue. So we’ve got a very large number to hit in Q4 to even equal what we did last year. So it’s a function of timing of what is happening within the year. Had the response to the RFPs converted into orders earlier, we had a couple of soft orders at the beginning of 2009 that would have made easier comps. But the comeback or the return of the banking business happening in the fourth quarter, which was a very strong quarter for us last year.

Scott Zeller - Needham - Analyst

It sounds — just to follow up on that — I think that was Cliff — the commentary around the components, it’s come up a few times in the Q&A and the prepared remarks now, I mean, should we be bracing ourselves for a surprise in the fourth quarter regarding reported revenues? But I mean, is it possible we will hear about strong demand; however, the reported revenues could be surprising?

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

No, I don’t think so. We are reaffirming our guidance for the whole year. You can kind of fill in the numbers.

Scott Zeller - Needham - Analyst

Okay. And then regarding the new contracts, Ken, and the improved visibility off the RFPs, could you tell us if the nature of the larger contracts is similar to what we’ve heard before, where the customer will discuss with you a plan for an order with several phases perhaps, where you have some visibility going forward? Or have the projects perhaps changed to be more discrete and near-term-focused and single-purchase?

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

Why don’t you answer that, Jan?

Jan Valcke - VASCO Data Security International, Inc. - President and COO

No, I should say it’s the same way that they ordering, like in the past. They order for long-term deliveries.

Scott Zeller - Needham - Analyst

Okay, thank you very much.

Operator

Katherine Egbert, Jefferies.

Ignatius Njoku - Jefferies - Analyst

This is Ignatius Njoku for Katherine Egbert. Just wanted to understand what your — how your customer buying behavior — are you seeing more greenfield opportunities versus are you seeing your customers buying more in batches?

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

Well, it’s really two. I think Jan just tried to address that. In the case of new customers, they are probably looking at corporate or retail audiences for a new project, and they have to roll out whatever their — the number is a part of their strategy. Probably all the corporate clients and some percentage of the retail clients, that takes time, and that’s going to be done over multiple periods, like multiple years. We also have an upgrade opportunity with existing banks that perhaps have had our product for three or four years, and now because of increased hacker activity, perhaps they want to upgrade to a new product like the DIGIPASS 270, which is a one-time password plus signature, plus multiple identities. So we have opportunities to convert the RFPs for, for the most part, brand-new customers that are rolling out to audiences for the first time. And then we also have the opportunity to go back to our existing customers to roll out upgrades to what they have right now. Again, both being multiple periods — one year, two years, that sort of thing. So we are moving away from the just-in-time orders that we have been experiencing for the last couple of years to a more planned and sane order and fulfillment process.

Ignatius Njoku - Jefferies - Analyst

All right. Thank you.

Operator

(Operator Instructions) Noah Steinberg, G2 Investment Partners.

Josh Goldberg - G2 Investment Partners - Analyst

This is actually Josh Goldberg for Noah. So Ken, I guess I’ve heard you talk about the strong growth, more in this quarter — quarterly call than you have before. And obviously the RFP activity was strong, and now it has translated into orders, which I think is a big change and a very positive one for the company. Could you give just some color on what strong growth means for visibility? Like, was this your best order quarter ever? How much stronger was it in terms of orders versus a year ago — something like that?

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

I don’t know that I can give you exact percentages or anything like that, but you know we have been talking about the RFP activity increasing for about three quarters, and we’ve tried to describe how that works. It starts with a request for information, where a customer, target customer might send out and RFI to 30 or 40 potential vendors of security. They go through that process, and then they decide on winnowing that down to three or four vendors that have solutions that they are interested in. Then they have a very precise RFP that they issue to those three or four vendors, and the vendors have to spend time to answer the RFP and submit their proposals. And then a decision that is made on the vendor — hopefully VASCO — and if it’s a larger account, larger customer, then we negotiate a contract. So unfortunately these things do take time, and that’s why we’ve been talking about it for several quarters. And in the second quarter we had very good order intake, which was the beginning of some of the conversion of these RFPs into real orders. We had more in the third quarter, and we probably expect yet again more in the fourth quarter. So when I say that we expect strong growth, we are looking at conversion of RFPs into firm orders, those firm orders being POs that have units and dollars and manufacturing schedules that we can now see out for six months, nine months, 12 months. And we haven’t had that for a couple of years. And so that’s what is encouraging us, is the fact that we have better and better visibility.

Josh Goldberg - G2 Investment Partners - Analyst

Ken, the orders that you’ve received in the second and third quarter, do you feel that that, just those orders — not even what you’re going to get in the fourth quarter — gives you a lot of comfort for growth next year?

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

Absolutely.

Josh Goldberg - G2 Investment Partners - Analyst

Okay. So the orders that you’ve received, they are strong enough to give you some sort of coverage toward a strong growth year next year?

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

Yes.

Josh Goldberg - G2 Investment Partners - Analyst

Okay. And is this led mostly on the banking in Europe, without anything going on in the US?

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

I think we are seeing an improvement everywhere. Europe — and Jan, you can comment as well — but we definitely are seeing an improvement in EMEA and the banking activity there. Do you have anything else to comment also about, Jan?

Jan Valcke - VASCO Data Security International, Inc. - President and COO

Yes. We need to make a difference here between the banking and the non-banking business. The banking business in the US is still a corporate banking business, so there is no real activity on the security for retail banking. And the rest of the world is using our products as well for — to secure corporate banking transactions and the retail banking transactions. So we see a strong — we see growth in this security for retail banking all over the world. The RFPs are coming really from the whole world, of course, except from the US, because again there’s no activity there in retail banking. For the rest we see growth everywhere in this non-banking business — also in the US. The US, I should even say, started a bit earlier, this growth, due to the fact that the crisis started also earlier in the US.

Josh Goldberg - G2 Investment Partners - Analyst

Right. All right. Last question for me is, obviously with a nice growth here next year — let’s just throw it out there as something like a 15% growth, top line — because you’ve spent so much money on your expenses this year as you’ve been building out DIGIPASS as a Service, as well as some of the other activities, is it fair to say that whatever you grow your sales, you’re probably growing an increase in earnings even faster?

Cliff Bown - VASCO Data Security International, Inc. - EVP and CFO

I think we need to stay tuned for guidance for next year, Josh, on that one. In general, I agree with the premise that you are laying out. The last couple of years, if you look at it, have been investment years for VASCO, where we’ve continued to either maintain investments we put in place in 2008 throughout 2009 or actually increased our investments in infrastructure starting in Q4 of 2009, to date.

Josh Goldberg - G2 Investment Partners - Analyst

Right.

Cliff Bown - VASCO Data Security International, Inc. - EVP and CFO

So as we do look forward, it’s not unreasonable to think that our revenue growth should exceed our growth in OpEx, but that we will be looking at that in terms of our guidance, which will most likely be discussed in the February 2011 conference call.

Josh Goldberg - G2 Investment Partners - Analyst

Right. No, no question. I mean, it just — obviously, old-timers in the stock know that when your company starts growing your top line, you can earn $0.20, $0.25 a quarter pretty easily.

Cliff Bown - VASCO Data Security International, Inc. - EVP and CFO

We would hope that that would be the case, but we haven’t put pencil to paper yet to lay it all out at this stage.

Josh Goldberg - G2 Investment Partners - Analyst

Okay, great. Thanks again.

Operator

There appear to be no further questions from the audio participants at this time.

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

All right, well good. Well, thanks to everybody for joining our conference call. We always appreciate the good questions. And as always, this management team wants to thank all the loyal and hard-working VASCO people around the world for their contributions. And everybody have a good day. (technical difficulty)

Operator

Ladies and gentlemen, this does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines.